Exhibit 99.1

Payoneer Reports Second Quarter 2026 Financial Results

10% increase in revenue excluding interest

15% volume growth led by B2B acceleration, up 48% year-over-year

Payoneer announced an agreement to be acquired by Nuvei on June 15, 2026

NEW YORK – August 6, 2026 – Payoneer Global Inc. (“Payoneer” or the “Company”) (NASDAQ: PAYO), the global financial technology company powering business growth across borders, today reported financial results for its second quarter ended June 30, 2026.

Second Quarter 2026 Financial Highlights

($ in mm unless otherwise noted)	2Q 2025	3Q 2025	4Q 2025	1Q 2026	2Q 2026	YoY Change
Revenue ex. interest income	$202.3	$211.4	$218.9	$210.1	$222.2	10%
Interest income	58.3	59.5	55.8	51.5	52.1	(11)%
Revenue	$260.6	$270.9	$274.7	$261.6	$274.3	5%
Transaction costs as a % of revenue	15.6%	15.7%	15.6%	13.5%	13.7%	(190) bps
Net income	$19.5	$14.1	$19.0	$19.6	($2.4)	N/A
Adjusted EBITDA	66.4	71.3	68.5	69.4	71.4	7%
Adjusted EBITDA ex. interest income	8.1	11.7	12.8	17.9	19.3	138%

Operational Metrics
Volume ($bn)	$20.7	$22.3	$24.8	$22.8	$23.7	15%
Average Revenue Per User (ARPU)[1]	$ 452	$ 471	$ 488	$ 513	$ 533	18%
Revenue as a % of volume ("Take Rate")	126 bps	121 bps	111 bps	115 bps	116 bps	(10) bps
SMB customer take rate[2]	120 bps	121 bps	113 bps	120 bps	118 bps	(2) bps

1.	Please refer to “Additional Information and Definitions” for a description of ARPU.
2.	SMB customer take rate represents revenue from SMBs who sell on marketplaces, B2B SMBs, and Checkout (previously known as Merchant Services), divided by the associated volume from each respective channel.

“Payoneer’s Q2 results reflect the strength of our business and execution of our team: double-digit revenue growth excluding interest, continued ARPU expansion, and a further acceleration of B2B volume growth to 48%. We’ve built highly differentiated assets over decades, including specialized infrastructure for cross border commerce, network effects that strengthen as we scale, and deep relationships with millions of global businesses who trust us to power their growth.

In June, we announced an agreement to be acquired by Nuvei. The transaction validates the strength of the business our team has built and by combining our complementary platforms, we will create a financial infrastructure leader that powers global commerce at scale.”

John Caplan, Chief Executive Officer

Second Quarter 2026 Business Highlights (unless otherwise noted)

●	Revenue excluding interest income grew 10% year-over-year, driven by 15% volume growth led by a further acceleration in B2B volume growth.
●	Volume of $23.7 billion increased 15% year-over-year, reflecting:
o	SMBs that sell on marketplaces volume of $12.4 billion up 2% year-over-year.
o	B2B volume of $4.3 billion, up 48% year-over-year driven by strong growth across all major regions and continued momentum acquiring larger customers, particularly in China and EMEA.
o	Checkout volume of $332 million, up 52% year-over-year.
o	Enterprise payouts volume of $6.6 billion, up 22% year-over-year.
●	SMB customer revenue of $201 million grew 10% year-over-year, reflecting:
o	SMBs that sell on marketplaces revenue of $119 million, up 2% year-over-year.
o	B2B SMBs revenue of $69 million, up 18% year-over-year.
o	Checkout revenue of $13 million, up 51% year-over-year.
●	18% growth in ARPU, and 22% growth in ARPU excluding interest income, the eighth consecutive quarter of 20%+ growth in ARPU excluding interest income.
●	$7.7 billion of customer funds (including both short-term and long-term funds) as of June 30, 2026. Customer funds growth of 10% year-over-year partially offsetting the impact of lower interest rates on year-over-year interest income.
●	$16 million of share repurchases in Q2 2026 at a weighted average price of $4.91 per share. During Q2, Payoneer suspended repurchases under its share repurchase program in connection with the proposed transaction with Nuvei and does not intend to resume repurchases going forward while the transaction is still pending.
●	On July 28, 2026, early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (HSR Act) was granted for the proposed transaction with Nuvei.

Proposed Transaction with Nuvei

As previously announced on June 15, 2026, Payoneer has entered into a definitive agreement under which Neon Maple Parent Inc., a corporation incorporated pursuant to the laws of Canada (“Nuvei”) will acquire Payoneer. Under the terms of the agreement, Nuvei will acquire all of the issued and outstanding shares of common stock of Payoneer Global Inc. for $7.40 per share in cash, representing a total transaction equity value of approximately $2.75 billion. The transaction is expected to close in mid-2027, subject to approval by Payoneer's shareholders, receipt of required regulatory approvals, and other customary closing conditions.

Upon completion of the transaction, Payoneer’s shares will no longer trade on the NASDAQ, and Payoneer will become a private company.

For more information about the proposed transaction with Nuvei, see the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on June 15, 2026.

Upcoming Investor Communications and Financial Outlook

In light of the potential take-private transaction with Nuvei, Payoneer is suspending earnings conference calls, as well as our practice of providing financial guidance, thereby withdrawing our financial outlook for the year ending December 31, 2026, as well as our medium and long-term targets.

For further detail and discussion of Payoneer’s financial performance please refer to Payoneer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which will be filed later today with the SEC. The Company plans to continue providing quarterly earnings releases and will continue to file reports with the SEC until the transaction has been completed.

About Payoneer

Payoneer is the financial platform for cross-border business and global payments. Payoneer empowers millions of businesses with the financial tools and services they need to grow and transact globally with confidence. Payoneer makes it easier for businesses, particularly in emerging markets, to connect to the global economy, pay and get paid across borders, manage their funds across multiple currencies, and grow their businesses.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Except for historical information contained in this press release, the matters discussed herein contain forward-looking statements that involve risks and uncertainties. Such statements are provided under the "safe harbor" protection of the Act. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "shall," "should," "expects," "plans," "positioning," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements include, but are not limited to, statements about transition and the impact of recent changes to our executive management team; statements regarding the expectations of demand for our products and cash flow generation; statements about improvements to and expansion of our products and platform, and launching new products; statements about future operating results, including revenue, volume, growth opportunities, variability of expenses, ability to realize efficiencies, future spending and incremental investments, business trends, our ability to deliver profits, and growth and value for shareholders; and assumptions regarding foreign exchange rates.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the transactions (the "Transaction") contemplated by the Agreement and Plan of Merger, dated as of June 12, 2026, by and among the Company, Nuvei and Panda Acquisition Sub Inc. (the "Merger Agreement"), including the expected time period to consummate the Transaction. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of the Company, that could cause actual results to differ materially from those expressed in such forward-looking statements. Key factors that could cause actual results to differ materially include, but are not limited to, the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that the Company's stockholders may not approve the Transaction; the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Transaction; the risk that any announcements relating to the Transaction could have adverse effects on the market price of the Company's common stock; the risk that the Transaction and its announcement could have an adverse effect on the parties' business relationships and business generally, including the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, and on their operating results and businesses generally; the risk of unforeseen or unknown liabilities; customer, stockholder, partner, regulatory and other stakeholder approvals and support; the risk of unexpected future capital expenditures; the risk of potential litigation relating to the Transaction that could be instituted against the Company or its directors and/or officers; the risk associated with third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the Transaction which are not waived or otherwise satisfactorily resolved; the risk of various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, cybersecurity attacks, wars, security threats and governmental response to them, and technological changes; the risks of labor disputes, changes in labor costs and labor difficulties; and the risks resulting from other effects of industry, market, economic, legal or legislative, political or regulatory conditions outside of the Company's control. All such factors are difficult to predict and are beyond our control, including those detailed in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2025 (and which is available at: https://www.sec.gov/Archives/edgar/data/1845815/000110465926020487/payo-20251231x10k.htm), quarterly reports on Form 10-Q and other documents subsequently filed by the Company with the Securities and Exchange Commission ("SEC") (and that are available at

https://www.sec.gov/edgar/search/#/ciks=0001845815&entityName=Payoneer%2520Global%2520Inc.%2520(PAYO)%2520(CIK%25200001845815).

The Company's forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. Other unpredictable or unknown factors not discussed in this communication could also have material adverse effects on forward-looking statements. The Company does not assume an obligation to update any forward-looking statements, except as required by applicable law. These forward-looking statements speak only as of the date hereof.

Additional Information and Where to Find It

In connection with the Transaction, on July 31, 2026, the Company filed with the SEC a preliminary proxy statement on Schedule 14A. The definitive proxy statement, once filed, will be sent to the stockholders of the Company seeking their approval of the Transaction and other related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT ON SCHEDULE 14A, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE COMPANY, THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of these documents, including the proxy statement, and other documents filed with the SEC by the Company through the website maintained by the SEC at https://www.sec.gov/edgar/browse/?CIK=1845815&owner=exclude.

Copies of documents filed with the SEC by the Company are available free of charge by accessing the Company's website at https://investor.payoneer.com/financials/sec-filings.

Participants in the Solicitation

The Company, Nuvei and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of the Company and other persons who may be deemed to be participants in the solicitation of stockholders of the Company in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, are included in the preliminary proxy statement related to the Transaction, which was filed with the SEC. Information about the directors and executive officers of the Company and their ownership of the Company common stock is also set forth in the Company's definitive proxy statement in connection with its 2026 Annual Meeting of Stockholders, as filed with the SEC on April 27, 2026 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001845815/000110465926049462/tm261500-1_def14a.htm) and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001845815/000110465926020487/payo-20251231x10k.htm). Information about the directors and executive officers of the Company, their ownership of the Company common stock, and the Company's transactions with related persons is set forth in the sections entitled "Directors, Executive Officers and Corporate Governance," "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters," and "Certain Relationships and Related Transactions, and Director Independence" included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 26, 2026 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001845815/000110465926020487/payo-20251231x10k.htm), and in the sections entitled "Information Regarding the Board of Directors and Corporate Governance," "Security Ownership of Certain Beneficial Owners and Management," "Certain Relationships and Related Party Transactions," and "Independence of the Board of Directors" included in the Company's definitive proxy statement in connection with its 2026 Annual Meeting of Stockholders, as filed with the SEC on April 27, 2026 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001845815/000110465926049462/tm261500-1_def14a.htm). Additional information regarding the interests of such participants in the solicitation of proxies in respect of the Transaction is included in the preliminary proxy statement, which was filed with the SEC, and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the SEC's website at www.sec.gov.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Financial Information; Non-GAAP Financial Measures

Some of the financial information and data contained in this press release, such as adjusted EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Payoneer uses certain non-GAAP measures to compare Payoneer’s performance to that of prior periods for budgeting and planning purposes. Payoneer believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Payoneer’s results of operations. Payoneer's method of determining these non-GAAP measures may be different from other companies' methods and, therefore, may not be comparable to those used by other companies and Payoneer does not recommend the sole use of these non-GAAP measures to assess its financial performance. Payoneer management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Payoneer’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. You should review Payoneer’s financial statements, which are included in Payoneer’s Annual Report on Form 10-K for the year ended December 31, 2025 and its subsequent Quarterly Reports on Form 10-Q, and not rely on any single financial measure to evaluate Payoneer’s business.

Non-GAAP measures include the following items:

Adjusted EBITDA: We provide adjusted EBITDA, a non-GAAP financial measure that represents our net income (loss) adjusted to exclude, as applicable: M&A related expense (income), stock-based compensation expenses, restructuring charges, loss (gain) from change in fair value of warrants and warrant repurchase/redemption, other financial expense (income), net, income taxes, and depreciation and amortization.

Adjusted EBITDA ex. Interest: represents Adjusted EBITDA excluding interest income.

Other companies may calculate the above measure differently, and therefore Payoneer’s measures may not be directly comparable to similarly titled measures of other companies.

Additional Information and Definitions

In this earnings release, we reference volume, which is an operational metric. Volume refers to the total dollar value of transactions successfully completed or enabled by our platform, not including orchestration transactions. For a customer that both receives and later sends payments, we count the volume only once. Note: orchestration transactions ceased in 2024 and were related to our 2020 acquisition of optile GmbH.

We also reference ARPU (Average Revenue Per User), which is defined as the Revenue from Active Customers divided by the number of Active Customers over the period in which the Revenue was earned. Active Customers for these purposes are defined as Payoneer accountholders with at least 1 financial transaction over the period. Revenue from Active Customers represents revenue attributed to Active Customers based on their use of the Payoneer platform, including interest income earned from their balances, and excluding revenues unrelated to their activities.

Investor Contact:

Michelle Wang

investor@payoneer.com

Media Contact:

Angela Sullivan

PR@payoneer.com

TABLE - 1

PAYONEER GLOBAL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(U.S. dollars in thousands, except share and per share data)

	(Unaudited)
	Three months ended June 30,
	2026	2025

Revenues	$274,258	$260,614

Transaction costs	37,682	40,566
Other operating expenses	41,260	42,703
Research and development expenses	46,968	37,387
Sales and marketing expenses	61,770	57,312
General and administrative expenses	48,421	37,016
Depreciation and amortization	21,224	15,553
Total operating expenses	257,325	230,537

Operating income	16,933	30,077

Financial expense:
Other financial expense, net	10,622	227
Financial expense, net	10,622	227

Income before income taxes	6,311	29,850

Income taxes	8,747	10,370

Net income (loss)	$(2,436)	$19,480

Other comprehensive income (loss)
Unrealized gain (loss) on available-for-sale debt securities, net	(8,104)	2,565
Tax benefit (expense) on unrealized gain (loss) on available-for-sale debt securities, net	1,773	(569)
Unrealized gain on cash flow hedges, net	927	5,932
Tax expense on unrealized gain on cash flow hedges, net	(177)	(1,135)
Unrealized gain (loss) on interest rate floor, net	(8,231)	2,117
Tax benefit (expense) on unrealized gain (loss) on interest rate floor, net	1,800	(469)
Foreign currency translation adjustments	(166)	66
Other comprehensive income (loss)	(12,178)	8,507

Comprehensive income (loss)	$(14,614)	$27,987

Per Share Data
Net income per share attributable to common stockholders — Basic earnings per share	$(0.01)	$0.05
— Diluted earnings per share	$(0.01)	$0.05

Weighted average common shares outstanding — Basic	337,465,576	368,770,598
Weighted average common shares outstanding — Diluted	337,465,576	380,632,789

Disaggregation of revenue

The following table presents revenue recognized from contracts with customers as well as revenue from other sources:

	(Unaudited)
	Three months ended
	June 30,
	2026	2025
Revenue recognized at a point in time	$218,313	$199,560
Revenue recognized over time	2,018	936
Revenue from contracts with customers	$220,331	$200,496
Interest income on customer balances	$52,105	$58,334
Capital advance income	1,822	1,784
Revenue from other sources	$53,927	$60,118
Total revenues	$274,258	$260,614

The following table presents the Company’s revenue disaggregated by primary regional market, with revenues being attributed to the country (in the region) in which the billing address of the transacting customer is located, with the exception of global bank transfer revenues, where revenues are disaggregated based on the billing address of the transaction funds source.

	(Unaudited)
	Three months ended
	June 30,
	2026	2025
Primary regional markets
Greater China(1)	$93,243	$85,913
Europe, Middle East, and Africa(2)	68,250	67,396
Asia-Pacific(2)	60,775	53,762
Latin America(2)	25,772	28,883
North America(3)	26,218	24,660
Total revenues	$274,258	$260,614

1.	Greater China is inclusive of mainland China, Hong Kong, Macao and Taiwan.
2.	No single country included in any of these regions generated more than 10% of total revenue.
3.	The United States is the Company’s country of domicile. Of North America revenues, the U.S. represents $25,275 and $23,477 during the three months ended June 30, 2026 and 2025

TABLE - 2

PAYONEER GLOBAL INC.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (UNAUDITED)

(U.S. dollars in thousands)

	Three months ended
	June 30,
	2026	2025
Net income (loss)	$(2,436)	$19,480
Depreciation and amortization	21,224	15,553
Income taxes	8,747	10,370
Other financial expense, net	10,622	227
EBITDA	38,157	45,630
Stock based compensation expenses(1)	19,475	20,059
M&A related expenses(2)	13,469	736
Restructuring charges(3)	257	—
Adjusted EBITDA	$71,358	$66,425

	Three months ended,
	June 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	June 30, 2026
Net income (loss)	$19,480	$14,123	$19,012	$19,568	$(2,436)
Depreciation and amortization	15,553	16,140	19,542	18,916	21,224
Income taxes	10,370	16,388	8,446	9,641	8,747
Other financial expense, net	227	5,836	1,466	812	10,622
EBITDA	45,630	52,487	48,466	48,937	38,157
Stock based compensation expenses(1)	20,059	17,799	16,491	18,524	19,475
M&A related expenses(2)	736	981	1,339	478	13,469
Restructuring charges(3)	—	—	2,243	1,509	257
Adjusted EBITDA	$66,425	$71,267	$68,539	$69,448	$71,358

(1)	Represents non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

(2)	These expenses relate to:

(i) M&A related third-party costs, including bankers fees, legal, regulatory, consulting and other expenditures. These costs include expenses related to the Proposed Acquisition by Nuvei. For the three months ended June 30, 2026, M&A third-party costs were $10.8 million.

(ii) M&A-related expenses include certain acquisition-related costs and non-recurring adjustments associated with acquired businesses. For the three months ended June 30, 2026, these expenses included approximately $0.1 million related to a non-recurring fair value adjustment and compensation expense associated with the Boundless deferred payment and earn-out arrangement.

(iii) Non-recurring acquisition-related compensation to employees and contractors. For the three months ended June 30, 2026, these expenses were $2.5 million.

(3)	Represents non-recurring costs related to severance and other employee termination benefits.

TABLE - 3

PAYONEER GLOBAL INC.

EARNINGS PER SHARE

(U.S. dollars in thousands, except share and per share data)

	(Unaudited)
	Three months ended June 30,
	2026	2025
Numerator:
Net income (loss)	$(2,436)	$19,480
Denominator:
Weighted average common shares outstanding —
Basic	337,465,576	368,770,598
Add:
Dilutive impact of RSUs, ESPP and options to purchase common stock	—	11,066,906
Dilutive impact of private Warrants	—	795,285
Weighted average common shares — diluted	337,465,576	380,632,789
Net income (loss) per share attributable to common stockholders — Basic earnings per share	$(0.01)	$0.05
Diluted earnings per share	$(0.01)	$0.05

TABLE - 4

PAYONEER GLOBAL INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(U.S. dollars in thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
Assets:
Current assets:
Cash and cash equivalents	$346,320	$415,537
Restricted cash	4,717	6,090
Customer funds	7,472,749	7,544,541
Accounts receivable (net of allowance of $1,032 and $501 at June 30, 2026 and December 31, 2025, respectively)	13,258	10,412
Capital advance receivables (net of allowance of $3,477 and $3,953 at June 30, 2026 and December 31, 2025, respectively)	36,881	43,665
Other current assets	86,539	90,671
Total current assets	7,960,464	8,110,916
Non-current assets:
Property, equipment and software, net	46,624	32,437
Goodwill	86,136	77,785
Intangible assets, net	215,404	208,053
Customer funds	275,000	350,000
Restricted cash	22,834	23,604
Deferred tax assets, net	65,153	56,898
Severance pay fund	894	856
Operating lease right-of-use assets	61,485	62,257
Other assets	30,952	33,783
Total assets	$8,764,946	$8,956,589
Liabilities and shareholders’ equity:
Current liabilities:
Trade payables	$50,812	$44,611
Outstanding operating balances	7,747,749	7,894,541
Other payables	138,878	144,568
Total current liabilities	7,937,439	8,083,720
Non-current liabilities:
Deferred tax liabilities, net	25,405	25,051
Other long-term liabilities	148,572	143,391
Total liabilities	8,111,416	8,252,162
Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 380,000,000 shares authorized; no shares were issued and outstanding at June 30, 2026 and December 31, 2025.	—	—
Common stock, $0.01 par value, 3,800,000,000 and 3,800,000,000 shares authorized; 419,411,249 and 411,826,086 shares issued and 338,723,544 and 348,704,315 shares outstanding at June 30, 2026 and December 31, 2025, respectively.	4,194	4,118
Treasury stock at cost, 80,687,705 and 63,121,771 shares as of June 30, 2026 and December 31, 2025, respectively.	(459,220)	(368,867)
Additional paid-in capital	937,577	896,294
Accumulated other comprehensive loss	(25,312)	(6,277)
Retained earnings	196,291	179,159
Total shareholders’ equity	653,530	704,427
Total liabilities and shareholders’ equity	$8,764,946	$8,956,589

TABLE - 5

PAYONEER GLOBAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(U.S. dollars in thousands)

	Six months ended June 30,
	2026	2025
Cash Flows from Operating Activities
Net income	$17,132	$40,057
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,140	29,943
Deferred taxes	(2,651)	(7,957)
Stock-based compensation expenses	37,999	38,814
Interest on certificate of deposits	(3,559)	(9,386)
Interest and amortization of premium/discount on investments	2,624	(2,560)
Net realized (gains) losses on derivative instruments	(2,752)	664
Foreign currency re-measurement (gain) loss	1,014	(5,840)
Changes in operating assets and liabilities:
Other current assets	6,986	9,388
Trade payables	1,930	5,943
Deferred revenue	4,696	211
Accounts receivable, net	(2,811)	(1,958)
Capital advance extended to customers	(134,730)	(167,223)
Capital advance collected from customers	141,514	191,655
Other payables	(4,152)	(10,918)
Other long-term liabilities	3,562	3,571
Operating lease right-of-use assets	5,404	5,777
Other assets	664	4,220
Net cash provided by operating activities	113,010	124,401

Cash Flows from Investing Activities
Purchase of property, equipment and software	(21,116)	(7,304)
Capitalization of internal use software	(34,742)	(29,993)
Severance pay fund distributions, net	(38)	(40)
Customer funds in transit, net	53,049	(45,619)
Purchases of investments in available-for-sale debt securities	(217,374)	(272,974)
Maturities of investments in available-for-sale debt securities	195,000	180,500
Settlement of cash flow hedges	7,077	—
Maturities of investments in term deposits	75,000	75,000
Cash paid in connection with acquisition, net of cash acquired	(6,479)	(33,081)
Net cash provided by (used in) investing activities	50,377	(133,511)

Cash Flows from Financing Activities
Proceeds from issuance of common stock in connection with stock-based compensation plan, net of taxes paid related to settlement of equity awards and proceeds from employee equity transactions to be remitted to employees	3,800	(2,183)
Outstanding operating balances, net	(149,447)	47,549
Receipts of collateral on interest rate derivatives	41,670	68,130
Payments of collateral on interest rate derivatives	(52,470)	(61,500)
Consideration related to previous acquisitions	(6,519)	—
Common stock repurchased	(92,670)	(49,756)
Net cash provided by (used in) financing activities	(255,636)	2,240

Effect of exchange rate changes on cash and cash equivalents	(1,148)	6,045

Net change in cash, cash equivalents, restricted cash and customer funds	(93,397)	(825)
Cash, cash equivalents, restricted cash and customer funds at beginning of period	6,416,707	5,658,210
Cash, cash equivalents, restricted cash and customer funds at end of period	$6,323,310	$5,657,385
Supplemental information of investing and financing activities not involving cash flows:
Property, equipment, and software acquired but not paid	$1,955	$142
Internal use software capitalized but not paid	$8,513	$5,229
Common stock repurchased but not paid	$—	$700
Right of use assets obtained in exchange for new operating lease liabilities	$2,330	$28,614